Exhibit 99.1

Silgan Holdings Inc.

SILGAN ANNOUNCES COMPLETION OF AMENDMENT TO

SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, November 4, 2024 — Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products, announced today that it has completed an amendment to its existing senior secured credit facility. This amendment extends the maturity dates for its senior secured credit facility to five years for revolving loans and six years for term loans from the effective date, removes the springing maturity date provisions with respect to the Company’s senior notes and provides additional flexibility for the Company.

“We are pleased to announce the successful completion of an amendment to our senior secured credit facility,” said Kim Ulmer, Senior Vice President and Chief Financial Officer. “Our amended credit facility demonstrates the long-term support of our diverse bank syndicate and our strong position in the credit markets. This amendment extends maturities and provides us with greater flexibility, leaving us well positioned to continue to pursue our strategic initiatives,” concluded Ms. Ulmer.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:

Alexander Hutter

Vice President, Investor Relations

AHutter@silgan.com

203-406-3187